As filed with the Securities and Exchange Commission on December 6, 2017
Registration No. 333-208692

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Kubota Pharmaceutical Holdings Co., Ltd.
(Exact name of registrant as specified in its charter)

Japan
(State or other jurisdiction of incorporation or
organization)

Kasumigaseki Tokyu Building 4F, 3-7-1
Kasumigaseki, Chiyoda-ku,
Tokyo 100-0013, Japan
+81 3-6550-8928

(Address, including zip code, and telephone
number, including area code, of registrant’s
principal executive offices)

98-1295657
(I.R.S. Employer Identification Number)

Ryo Kubota, M.D., Ph.D.
Chairman, President and Chief Executive Officer
Kubota Pharmaceutical Holdings Co., Ltd.
Kasumigaseki Tokyu Building 4F, 3-7-1
Kasumigaseki, Chiyoda-ku,
Tokyo 100-0013, Japan
+81 3-6550-8928
(Name, address, including zip code, and
telephone number, including area code, of agent
for service)

Copies to:

Yoichiro Taku Brian Keyes Michael Nordtvedt Wilson Sonsini Goodrich & Rosati, Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, Washington 98104 Telephone: (206) 883-2500
Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ] Non-accelerated filer [ ] (do not check if a smaller reporting company)	Accelerated filer [x] Smaller reporting company [ ] Emerging growth company [x]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [x]

DEREGISTRATION OF UNSOLD SECURITES
This Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) amends the Registration Statement on Form S-3 (registration number 333-208692 (filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2015 (the “Registration Statement”)), which registered an aggregate of 7,752,425 shares of common stock, without par value, of Acucela Inc. (“Acucela US”), which shares could be offered and sold from time to time by certain shareholders of Acucela US. Kubota Pharmaceutical Holdings Co., Ltd. (the “Registrant”) is the successor issuer to Acucela US, following a merger (the “Merger”) that became effective on November 30, 2016. The Merger was effected pursuant to the Agreement and Plan of Merger among the Registrant, Acucela US and Acucela North America Inc. (“US Merger Co”), a wholly-owned subsidiary of the Registrant, dated August 9, 2016 (the “Merger Agreement”), pursuant to which Acucela US merged with and into US Merger Co, with US Merger Co surviving as a wholly-owned subsidiary of the Registrant and being renamed Acucela Inc.
The Registrant, as the successor issuer to Acucela US pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act’), previously filed Post-Effective Amendment No. 1 to the Registration Statement on December 6, 2016, pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to update the Registration Statement as a result of the Registrant’s reincorporation to Japan from the State of Washington, United States and to expressly adopt the Registration Statement as its own for all purposes of the Securities Act and the Exchange Act.
The Registrant intends to file a Form 15F to terminate the registration of its common stock under the Exchange Act. The offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Registrant being registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby deregisters all of the common stock that remains unsold registered under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan, on the 6th day of December, 2017.
KUBOTA PHARMACEUTICALS HOLDINGS CO., LTD.
By:    /s/ Ryo Kubota
Ryo Kubota, M.D., Ph.D.
Chairman, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Ryo Kubota	Chairman, President and Chief Executive Officer (Principal Executive Officer, Director and Authorized Representative in the United States)	December 6, 2017
Ryo Kubota, M.D., Ph.D.

/s/ John Gebhart	Chief Financial Officer, Treasurer and Secretary (Principal Accounting and Financial Officer)	December 6, 2017
John Gebhart

*	Director	December 6, 2017
Shintaro Asako

*	Director	December 6, 2017
Shiro Mita, Ph.D.

*	Director	December 6, 2017
Eisaku Nakamura

*	Director	December 6, 2017
Robert Takeuchi

*By:/s/ Ryo Kubota		December 6, 2017
Ryo Kubota
Attorney-in-fact